Exhibit 99.2

PDL BioPharma, Inc.
Q2-2011
July 27, 2011

The following document was compiled from public documents for your convenience. This document, together with the press release issued today, provides information regarding PDL related to its second quarter 2011 financial and business results.

2012 Notes Redemption and Issuance of $155.25 Million of May 2015 Notes
On May 16, 2011, we issued $155.25 million in aggregate principal amount of new 3.75% Convertible Senior Notes due May 1, 2015 (the May 2015 Notes) in an underwritten public offering. The May 2015 Notes were issued at an initial conversion ratio of 126.2985 shares of our common stock per $1,000 principal amount of the May 2015 Notes, or a conversion price of approximately $7.92 per share. The conversion ratio was subsequently adjusted to 129.2740 shares of our common stock per $1,000 of principal amount, or a conversion price of approximately $7.74 per share, in connection with the cash dividend paid on June 15, 2011.

The May 2015 Notes are freely convertible on or after November 1, 2014 or upon the occurrence of certain conditions as described in the indenture. If converted, the May 2015 Notes will “net share settle.” If a conversion occurs, to the extent that the conversion value exceeds the principal amount, the principal amount is due in cash and the difference between the conversion value and the principal amount is due in shares of common stock.  Thus, only when the conversion value exceeds the principal amount is the amount of that “excess” payable in shares and dilutive.

Because the May 2015 Notes net share settle, the accounting literature requires that we record the May 2015 Notes as if they were straight debt without a conversion feature at the imputed interest rate for straight debt.  This imputed interest rate is equal to our borrowing cost for a similar instrument without the conversion feature. We determined that rate to be 7.5% and, as such, the May 2015 Notes were recorded net of an $18.9 million discount that will be amortized over the life of the debt. The after tax effect of the discount, or $12.3 million, was recorded as additional paid-in-capital or APIC. In Q2-2011, this resulted in non-cash interest expense of $0.5 million for the period of May 16 to June 30, 2011. We will regularly report this non-cash interest as an adjustment to GAAP income in determining non-GAAP net income per diluted share.

Concurrent with the issuance of the May 2015 Notes, we entered into privately negotiated option and warrant transactions which synthetically increased the initial conversion price of approximately $7.92 per share to approximately $9.315 per share of our common stock for each $1,000 of principal outstanding. These conversion prices were subsequently adjusted down with the payment of our June 15 dividend to approximately $7.74 and $9.10, respectively.

On June 30, 2011, using the proceeds from the issuance of the May 2015 Notes, we redeemed the remaining $133.5 million in aggregate principal of our 2.00% Convertible Senior Notes due February 15, 2012 (the2012 Notes) at a redemption price of 100.29% of face value for aggregate consideration of $133.9 million plus accrued but unpaid interest of $1.0 million. With the completion of this redemption on June 30, 2011, the 2012 Notes were fully retired.

Convertible Notes Conversion Ratio Adjustments
In connection with the dividend payment on June 15, 2011, the conversion ratios for our convertible notes increased. The conversion ratios for each of our 2012 Notes (which were redeemed in full on June 30, 2011) and our 2.875% Convertible Senior Notes due February 15, 2015 (the 2015 Notes), were adjusted to 147.887 shares of common stock per $1,000 principal amount, or a conversion price of approximately $6.76 per share, effective June 9, 2011. The conversion ratio for the May 2015 Notes was adjusted to 129.2740 shares of common stock per $1,000 principal amount, or a conversion price of approximately $7.74, effective June 6, 2011.

PDL BioPharma, Inc.
Q2-2011
July 27, 2011

In connection with a cash dividend, the conversion ratio for the 2012 Notes and the 2015 Notes is increased by multiplying the previous conversion ratio by a fraction, the numerator of which is the average closing price of PDL's common stock for the five consecutive trading days immediately preceding the ex-dividend date, for the cash dividend, and the denominator of which is the difference of such average closing price less the dividend amount. For the May 2015 Notes, the numerator equals the average closing price of PDL's common stock for the 10 consecutive trading days immediately preceding the ex-dividend date and the denominator is the difference of such 10-day average closing price less the dividend amount.

Dividend Payment
On February 25, 2011, our board of directors adopted a regular, quarterly dividend policy and declared that the quarterly dividends to be paid to our stockholders in 2011 will be $0.15 per share of common stock. The dividends are payable on March 15, June 15, September 15 and December 15 of 2011 to stockholders of record on each of March 8, June 8, September 8 and December 8 of 2011, the record dates for each of the dividend payments, respectively. On each of March 15 and June 15, 2011, we paid the quarterly dividend to our stockholders of $21.0 million using earnings generated in the first six months of 2011 and cash on hand.

Genentech and Roche Dispute
In August 2010, we received a letter from Genentech, sent on behalf of Roche and Novartis, asserting that Avastin®, Herceptin®, Lucentis® and Xolair® (the Genentech Products) do not infringe our supplementary protection certificates (SPCs) granted to us by various countries in Europe for each of the Genentech Products and seeking a response to these assertions. The SPCs covering the Genentech Products effectively extend the patent protection for our European Patent No. 0 451 216B until December 2014, except that the SPCs for Herceptin will generally expire in July 2014. We responded to Genentech, stating that we believe its assertions of non-infringement are without merit and that we disagreed fundamentally with its assertions of non-infringement with respect to the Genentech Products. In August 2010, we filed a complaint in the Second Judicial District of Nevada, Washoe County, against Genentech and Roche seeking to enforce our rights under our 2003 settlement agreement with Genentech and an order from the court declaring that Genentech is obligated to pay royalties to us on sales of the Genentech Products that are manufactured and sold outside of the United States.

On July 7, 2011, the Second Judicial District Court of Nevada ruled in favor of PDL on two motions to dismiss filed by Genentech and Roche in this lawsuit. The court denied Genentech and Roche’s motion to dismiss four of PDL’s five claims for relief and, further, denied Roche’s separate motion to dismiss for lack of personal jurisdiction. The court dismissed one of PDL’s claims that Genentech committed a bad-faith breach of the covenant of good faith and fair dealing stating that, based on the current state of the pleadings, no “special relationship” had been established between Genentech and PDL, as required under Nevada law.

PDL BioPharma, Inc.
Q2-2011
July 27, 2011

The effect of the Court’s ruling is that PDL is permitted to continue to pursue its claims that (i) Genentech is obligated to pay royalties to PDL on international sales of the Genentech Products; (ii) Genentech, by challenging, at the behest of Roche and Novartis, whether PDL’s SPCs cover the Genentech Products breached its contractual obligations to PDL under the 2003 settlement agreement; (iii) Genentech breached the implied covenant of good faith and fair dealing with respect to the 2003 settlement agreement and (iv) Roche intentionally and knowingly interfered with PDL’s contractual relationship with Genentech in conscious disregard of PDL’s rights.

PDL seeks compensatory damages, including liquidated damages and other monetary remedies set forth in the 2003 settlement agreement, punitive damages and attorney’s fees as a result of Genentech and Roche’s conduct. The ultimate outcome of this litigation is uncertain and we may not be successful in our allegations.

Licensed Product Development and Regulatory Updates
ACTEMRA® (tocilizumab):
•
On May 26, 2011, Roche announced positive data using ACTEMRA/RoACTEMRA to treat patients with rheumatoid arthritis. The data showed that monotherapy with Actemra had comparable clinical efficacy to treatment with Actemra plus methotrexate.

•
On July 19, 2011, Chugai announced that a subcutaneous injection of Actemra has shown efficacy in rheumatoid arthritis compared to intravenous infusion. Based on these non-inferiority data, the company plans to file for approval in Japan in 2012.

AVASTIN® (bevacizumab): There were several updates regarding Avastin in the last three months:
•
On June 4, 2011, Roche reported positive results from a Phase 3 clinical trial in women with recurrent platinum-sensitive ovarian cancer treated with Avastin in combination with chemotherapy (gemcitabine and carboplatin), followed by continued use of Avastin alone. Women who received Avastin experienced a 52 percent reduction in the risk of their disease progressing, compared to women who received chemotherapy alone.

•
On June 30, 2011, Roche announced that a special appeals panel of advisors to the U.S. Food and Drug Administration (FDA) recommended that the FDA withdraw its approval of Avastin in combination with paclitaxel chemotherapy for first-line HER2-negative metastatic breast cancer. Avastin plus paclitaxel is still FDA-approved for women with HER2-negative metastatic breast cancer. The FDA commissioner will make the final decision on whether Avastin should remain approved for metastatic breast cancer. The appeals panel’s recommendation has no impact on Avastin’s approved uses for other cancers or the use of Avastin for metastatic breast cancer in other countries.

•	On June 30, 2011, the European Commission extended the existing Avastin metastatic breast cancer label to include Avastin in combination with Xeloda® (capecitabine) in first-line therapy.
•	Also on June 30, 2011, Medicare announced that it would continue to cover use of Avastin for patients with breast cancer.
•	On July 20, 2011, the expert breast cancer panel of the National Comprehensive Cancer Network recommended the use of Avastin plus paclitaxel as a therapeutic option for metastatic breast cancer.

PDL BioPharma, Inc.
Q2-2011
July 27, 2011

LUCENTIS® (ranibizumab): There were several updates on Lucentis during the last three months:
•
On April 28, 2011, The New England Journal of Medicine reported results from the National Eye Institute’s CATT study comparing Lucentis and Avastin of fixed and variable schedules in the treatment of AMD. Efficacy results from the first year of the two year study showed that, with respect to primary endpoint of mean change in visual acuity (number of lines of letters on an eye chart) at 12 months, less expensive Avastin was not inferior to Lucentis.

•
On May 4, 2011, Genentech and Novartis reported a new analysis conducted by Johns Hopkins University showing that the risk of death and stroke is higher for patients treated with intravitreal Avastin when compared to Lucentis.

•	On June 6, 2011, Novartis announced that Lucentis had been approved in Europe for the treatment of visual impairment due to macular edema secondary to retinal occlusion.

•
On June 28, 2011, Genentech reported positive results from two pivotal Phase 3 clinical studies in patients with diabetic macular edema. Both studies showed that patients treated with Lucentis experienced significant, rapid and sustained improvement in vision compared to those who received sham injections. Additional analyses showed that patients who received Lucentis were significantly more likely to achieve 20/40 vision and experience less progression of underlying diabetic retinopathy disease.

TYSABRI® (natalizumab): On June 22, 2011, Biogen Idec and Elan Corporation announced that the European Commission approved the inclusion of anti-JC virus antibody status as an additional factor to aid in stratifying patients at risk for developing progressive multifocal leukoencephalopathy (PML) in the Summary of Product Characteristics (SmPC) for Tysabri in the European Union.

PERTUZUMAB:  On July 15, 2011, Roche announced positive results from a Phase 3 clinical trial using pertuzumab combined with Herceptin (trastuzumab) and docetaxel chemotherapy to treat patients with HER2-positive metastatic breast cancer. Patients treated with the combination of pertuzumab, Herceptin and docetaxel lived significantly longer without their disease getting worse than people who received Herceptin and docetaxel alone. Based on these data, Roche plans to seek approval with Health Authorities this year.

BAPINEUZUMAB:
•
On May 26, 2011, Johnson & Johnson stated that it will seek U.S. regulatory approval of bapineuzumab in 2012 or 2013. This drug was linked to a transient side effect similar to swelling of the brain when given at high doses in study results released last year.

•	On July 12, 2011, academic and industry experts convinced U.S. regulators to ease safety restrictions imposed on clinical trials of Alzheimer’s drugs, including bapineuzumab.

•
On July 19, 2011, researchers from Pfizer and Johnson & Johnson reported long-term safety of 194 patients in a mid-stage trial of the drug that stayed on treatment after the initial phase ended. The brain swelling condition called vasogenic edema, which caused safety concerns early on in the trial, may decrease over time.

Forward-looking Statements
This document contains forward-looking statements. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements. Factors that may cause differences between current expectations and actual results include, but are not limited to, the following:
•	The expected rate of growth in royalty-bearing product sales by PDL's existing licensees;

PDL BioPharma, Inc.
Q2-2011
July 27, 2011

•	The relative mix of royalty-bearing Genentech products manufactured and sold outside the U.S. versus manufactured or sold in the U.S.;
•	The ability of our licensees to receive regulatory approvals to market and launch new royalty-bearing products and whether such products, if launched, will be commercially successful;
•	Changes in any of the other assumptions on which PDL's projected royalty revenues are based;
•	The outcome of pending litigation or disputes;
•	The change in foreign currency exchange rates; and
•	The failure of licensees to comply with existing license agreements, including any failure to pay royalties due.
Other factors that may cause PDL's actual results to differ materially from those expressed or implied in the forward-looking statements in this document are discussed in PDL's filings with the SEC, including the "Risk Factors" sections of its annual and quarterly reports filed with the SEC. Copies of PDL's filings with the SEC may be obtained at the "Investors" section of PDL's website at www.pdl.com. PDL expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in PDL's expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based for any reason, except as required by law, even as new information becomes available or other events occur in the future. All forward-looking statements in this press release are qualified in their entirety by this cautionary statement.

PDL BioPharma, Inc.
Q2-2011
July 27, 2011

Royalty Revenue by Product ($ in 000's) *

Avastin	Q1	Q2	Q3	Q4	Total
2011	22,283	41,967	-	-	64,250
2010	16,870	44,765	29,989	24,922	116,547
2009	13,605	35,161	21,060	15,141	84,966
2008	9,957	30,480	19,574	12,394	72,405
2007	8,990	21,842	17,478	9,549	57,859
2006	10,438	15,572	15,405	12,536	53,952

Herceptin	Q1	Q2	Q3	Q4	Total
2011	25,089	42,209	-	-	67,298
2010	23,402	38,555	27,952	25,441	115,350
2009	16,003	32,331	26,830	18,615	93,779
2008	14,092	34,383	28,122	20,282	96,880
2007	19,035	28,188	22,582	14,802	84,608
2006	15,142	19,716	21,557	20,354	76,769

Lucentis	Q1	Q2	Q3	Q4	Total
2011	8,878	24,313	-	-	33,191
2010	7,220	19,091	10,841	8,047	45,198
2009	4,621	12,863	8,123	6,152	31,759
2008	3,636	11,060	7,631	4,549	26,876
2007	2,931	6,543	6,579	3,517	19,570
2006	-	-	289	3,335	3,624

Xolair	Q1	Q2	Q3	Q4	Total
2011	4,590	7,621	-	-	12,211
2010	3,723	6,386	4,980	4,652	19,741
2009	2,665	5,082	4,085	3,722	15,553
2008	1,488	4,866	3,569	2,927	12,850
2007	1,684	3,942	3,332	2,184	11,142
2006	2,263	2,969	3,041	2,495	10,768

Tysabri	Q1	Q2	Q3	Q4	Total
2011	9,891	10,796	-	-	20,687
2010	8,791	8,788	8,735	9,440	35,754
2009	6,656	7,050	7,642	8,564	29,912
2008	3,883	5,042	5,949	6,992	21,866
2007	839	1,611	2,084	2,836	7,370
2006	-	-	-	237	237

* As reported to PDL by its licensees

PDL BioPharma, Inc.
Q2-2011
July 27, 2011

Reported Net Sales Revenue by Product ($ in 000's) *

Avastin	Q1	Q2	Q3	Q4	Total
2011	1,597,461	1,582,705	-	-	3,180,166
2010	1,506,788	1,596,892	1,594,707	1,646,218	6,344,605
2009	1,345,487	1,295,536	1,439,730	1,514,053	5,594,806
2008	980,715	1,084,930	1,180,427	1,239,382	4,485,454
2007	678,068	746,587	797,013	875,084	3,096,752
2006	439,318	516,052	570,551	592,897	2,118,817

Herceptin	Q1	Q2	Q3	Q4	Total
2011	1,391,568	1,559,975	-	-	2,951,543
2010	1,270,846	1,349,512	1,300,934	1,409,310	5,330,602
2009	1,210,268	1,133,993	1,226,435	1,278,626	4,849,323
2008	1,105,426	1,195,215	1,211,982	1,186,806	4,699,428
2007	891,761	949,556	979,602	1,015,033	3,835,952
2006	529,585	659,719	761,099	803,576	2,753,979

Lucentis	Q1	Q2	Q3	Q4	Total
2011	887,757	943,418	-	-	1,831,175
2010	721,967	698,890	745,376	804,684	2,970,917
2009	462,103	469,736	555,296	615,212	2,102,347
2008	363,615	393,682	460,167	454,922	1,672,386
2007	224,820	219,579	299,995	322,300	1,066,695
2006	-	-	10,689	157,742	168,431

Xolair	Q1	Q2	Q3	Q4	Total
2011	267,754	277,642	-	-	545,396
2010	228,859	225,878	251,055	263,389	969,179
2009	184,669	181,086	211,006	219,693	796,454
2008	137,875	169,521	177,179	183,753	668,329
2007	129,172	130,700	144,250	147,754	551,876
2006	95,241	99,354	112,608	118,002	425,204

Tysabri	Q1	Q2	Q3	Q4	Total
2011	329,696	356,876	-	-	686,572
2010	293,047	287,925	293,664	316,657	1,191,292
2009	221,854	229,993	257,240	285,481	994,569
2008	129,430	163,076	200,783	233,070	726,359
2007	30,468	48,715	71,972	94,521	245,675
2006	-	-	-	7,890	7,890

* As reported to PDL by its licensees

PDL BioPharma, Inc.
Q2-2011
July 27, 2011

Manufacturing Location & Sales - Genentech / Roche & Novartis ($ in 000's) *

Avastin Sales	2010 - Q1	2010 - Q2	2010 - Q3	2010 - Q4	2011 - Q1	2011 - Q2
US Made & Sold	755,680	814,872	820,453	800,139	708,539	719,967
US Made & ex-US Sold	668,478	355,742	338,929	415,576	580,981	548,710
ex-US Made & Sold	82,630	426,277	435,325	430,503	307,941	314,028
Total	1,506,788	1,596,892	1,594,707	1,646,218	1,597,461	1,582,705
US Made & Sold	50%	51%	51%	49%	44%	45%
US Made & ex-US Sold	44%	22%	21%	25%	36%	35%
ex-US Made & Sold	5%	27%	27%	26%	19%	20%

Herceptin Sales	2010 - Q1	2010 - Q2	2010 - Q3	2010 - Q4	2011 - Q1	2011 - Q2
US Made & Sold	375,139	406,222	410,563	416,611	409,854	442,903
US Made & ex-US Sold	353,539	312,792	306,085	425,303	423,053	642,670
ex-US Made & Sold	542,168	630,498	584,286	567,396	558,661	474,402
Total	1,270,846	1,349,512	1,300,934	1,409,310	1,391,568	1,559,975
US Made & Sold	30%	30%	32%	30%	29%	28%
US Made & ex-US Sold	28%	23%	24%	30%	30%	41%
ex-US Made & Sold	43%	47%	45%	40%	40%	30%

Lucentis Sales	2010 - Q1	2010 - Q2	2010 - Q3	2010 - Q4	2011 - Q1	2011 - Q2
US Made & Sold	306,995	300,501	326,840	360,911	378,451	409,674
US Made & ex-US Sold	414,972	398,389	418,536	443,773	509,307	533,745
ex-US Made & Sold	-	-	-	-	-	-
Total	721,967	698,890	745,376	804,684	887,757	943,418
US Made & Sold	43%	43%	44%	45%	43%	43%
US Made & ex-US Sold	57%	57%	56%	55%	57%	57%
ex-US Made & Sold	0%	0%	0%	0%	0%	0%

Xolair Sales	2010 - Q1	2010 - Q2	2010 - Q3	2010 - Q4	2011 - Q1	2011 - Q2
US Made & Sold	149,628	145,245	165,109	170,001	164,621	167,608
US Made & ex-US Sold	-	-	-	-	-	-
ex-US Made & Sold	79,231	80,632	85,945	93,388	103,133	110,034
Total	228,859	225,878	251,055	263,389	267,754	277,642
US Made & Sold	65%	64%	66%	65%	61%	60%
US Made & ex-US Sold	0%	0%	0%	0%	0%	0%
ex-US Made & Sold	35%	36%	34%	35%	39%	40%

Total Sales	2010 - Q1	2010 - Q2	2010 - Q3	2010 - Q4	2011 - Q1	2011 - Q2
US Made & Sold	1,587,442	1,666,840	1,722,965	1,747,662	1,661,465	1,740,152
US Made & ex-US Sold	1,436,989	1,081,147	1,063,551	1,284,652	1,513,340	1,725,125
ex-US Made & Sold	704,029	1,137,407	1,105,556	1,091,287	969,735	898,464
Total	3,728,460	3,885,394	3,892,072	4,123,601	4,144,540	4,363,741
US Made & Sold	43%	43%	44%	42%	40%	40%
US Made & ex-US Sold	39%	28%	27%	31%	37%	40%
ex-US Made & Sold	19%	29%	28%	26%	23%	21%

* As reported to PDL by its licensees